Exhibit 99.1
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                              [GRAPHIC OMITTED]


                                 PRESS RELEASE
                             FOR IMMEDIATE RELEASE

FOR:                   MDC Partners Inc.
                       45 Hazelton Avenue
                       Toronto, Ontario M5R 2E3

CONTACTS:              Steven Berns                  Walter Campbell
                       Vice Chairman &               Chief Financial Officer
                       Executive Vice President      Tel: 416-960-9000 ex. 336
                       Tel:  416-960-9000 ex. 225

TSX Stock Symbol:      MDZ.SV.A
NASDAQ Stock Symbol:   MDCAE
Website:               www.mdc-partners.com


                            MDC PARTNERS INC. nears
                   completion of 3rd quarter 2004 form 10-q

                No New Significant Accounting Items Identified

      Negligible Impact on Cumulative Net Income and Shareholders' Equity

Toronto, Canada, November 30, 2004 - As previously announced, MDC Partners Inc. (TSX: MDZ.SV.A; NASDAQ: MDCAE) has been delayed in filing its Form 10-Q for the periods ended September 30, 2004 due to its need to restate previously reported financial results. MDC Partners intends to file its Form 10-Q for the quarter ended September 30, 2004 when KPMG LLP, the Company's independent public accounting firm, completes its work. MDC Partners had previously indicated that it expected such work would be completed by November 30, 2004. However, the Company now expects that KPMG LLP's work will be completed to facilitate such filing on December 6, 2004. At that point, the Company will update its previously announced results for the 2004 third quarter and provide restated results for the first six months of 2004 and for the full year 2003.

The Company's delay in filing its required reports with the SEC is due to the amount of work required to restate its previously reported financial results. However, there are no new significant accounting items that have been identified as part of this review that were not disclosed in the Company's Form 8-K filing with the SEC on November 15, 2004, as well as in the previously posted slide presentation on MDC Partners' website (www.mdc-partners.com). Furthermore, the Company expects that the adjustments to all restated periods will have a negligible impact on cumulative net income and shareholders' equity at September 30, 2004.

About MDC Partners Inc.

MDC Partners is one of the world's leading marketing communications firms. Through its partnership of entrepreneurial firms, MDC Partners provides advertising and specialized communication services to leading brands throughout the United States and Canada. MDC Partners Class A shares are publicly traded on the Toronto Stock Exchange under the symbol MDZ.SV.A and on the NASDAQ under the symbol MDCAE.

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve risks and uncertainties which may cause the actual results or objectives to be materially different from those expressed or implied by such forward-looking statements. Such factors include, among other things, the Company's financial performance; changes in the competitive environment; adverse changes in the economy; ability to maintain long-term relationships with customers; financing requirements and other factors set forth in the Company's Form 40-F for its fiscal year ended December 31, 2003 and subsequent SEC filings.